EXHIBIT 23.2

CONSENT OF LAROCHE PETROLEUM CONSULTANTS, LTD.,

INDEPENDENT PETROLEUM ENGINEERS

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-198523 and 333-197905 and post-effective amendment No. 1 thereto) on Form S-3, and the Registration Statements (Nos. 333-188767, 333-178388 and post-effective amendment No. 1 thereto, and 333-204355) on Form S-8 of RKI Exploration and Production, LLC of our reserve reports dated January 22, 2015 and June 22, 2015 for RKI Exploration and Production, LLC included in or made a part of this Current Report (Form 8-K).

/s/ William M. Kazmann William M. Kazmann
LaRoche Petroleum Consultants, Ltd.

July 13, 2015
Richardson, Texas